Exhibit 99.1

Energizer Holdings, Inc. 533 Maryville University Dr. St. Louis, MO 63141
FOR IMMEDIATE RELEASE	Company Contact
April 27, 2020	Jacqueline Burwitz Vice President, Investor Relations 314-985-2169

ENERGIZER HOLDINGS, INC. DECLARES QUARTERLY DIVIDENDS
ON ITS COMMON AND PREFERRED STOCK

ST. LOUIS, April 27, 2020 -- Energizer Holdings, Inc. (NYSE: ENR) announced that its Board of Directors declared dividends on its common and preferred stock as follows:

Common - a quarterly dividend of $0.30 per share of common stock. The dividend will be payable on June 10, 2020 to shareholders of record as of the close of business on May 20, 2020.
Preferred - a quarterly dividend of $1.875 per share of 7.50% Series A mandatory convertible preferred stock. The dividend will be payable on July 15, 2020 to shareholders of record as of the close of business on July 1, 2020.
About Energizer:

Energizer Holdings, Inc. (“Energizer”, NYSE: ENR), headquartered in St. Louis, Missouri, is one of the world’s largest manufacturers and distributors of primary batteries, portable lights, and auto care appearance, performance, refrigerant, and fragrance products. Our portfolio of globally recognized brands include Energizer®, Armor All®, Eveready®, Rayovac®, STP®, Varta®, A/C Pro®, Refresh Your Car!®, California Scents®, Driven®, Bahama & Co.®, LEXOL®, Eagle One®, Nu Finish®, Scratch Doctor®, and Tuff Stuff®. As a global branded consumer products company, Energizer’s mission is to lead the charge to deliver value to our customers and consumers better than anyone else. Visit www.energizerholdings.com for more details.